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                                                            EXHIBIT 4.(ii)(d)(6)


                   PROMISSORY NOTE TO UNITED STATES OF AMERICA

         Project America Ship I, Inc. (the "Shipowner"), for value received, promises to pay THE UNITED STATES OF AMERICA (the "United States"), represented by the SECRETARY OF TRANSPORTATION, acting by and through the MARITIME ADMINISTRATOR (the "Secretary"), at the office of the Maritime Administration, U.S. Department of Transportation, Washington, D.C., in lawful money of the United States of America, the aggregate principal amount of $534,447,000, or such other amount as set forth in the Obligations together with interest thereon from the date hereof at the rates and on the dates set forth in the Obligations as defined below, the terms of which Obligations are incorporated herein by reference, commencing on the date set forth in said Obligations until such principal sum has been paid. This Secretary's Note ("Secretary's Note") is subject to mandatory prepayment on the same terms and conditions as the Obligations.

         This Secretary's Note is given (1) in consideration of the Secretary's issuance, pursuant to the provisions of Title XI of the Merchant Marine Act, 1936, as amended, of Guarantees of payment of the unpaid interest on and the unpaid balance of the principal amount of the Shipowner's United States Government Guaranteed Ship Financing Notes and United States Government Guaranteed Ship Financing Bonds (collectively, the "Obligations") issued by the Shipowner on the dates set forth in said Obligations in order to finance a portion of the cost of construction of the Vessels, and (2) to secure the Shipowner's payment to the Secretary of any amount that the Secretary may be required to pay to the Holder of the Notes under said Guarantees.

         This Secretary's Note is issued pursuant to the provisions of the Security Agreement, Contract No. MA-13581 dated February 10, 2000, between the Shipowner and the Secretary. The Security Agreement contemplates that on the Delivery Date, a first preferred ship mortgage of the Vessel will be executed and delivered by the Shipowner as Mortgagor to the Secretary as Mortgagee, covering the Shipowner's interest in the Vessel. The definitions used in, and the provisions of, the Security Agreement and the Mortgage are incorporated herein by reference.

         This Secretary's Note has been negotiated and received by the Secretary, is secured by the Security Agreement and the Mortgage, on the Delivery Date, and are subject to all the terms of the Security Agreement and the Mortgage, on the Delivery Date, to the same extent as if said documents were set out herein in full.

         To the extent that any of the Obligations are Outstanding and until the Guarantees on each of the Obligations have been terminated pursuant to the provisions of Section 3.02(a), (b) or (d) of the Security Agreement, the principal of and the interest on this Secretary's Note shall remain outstanding and unpaid. Payments on the Outstanding Obligations shall be deemed a payment of principal and interest on this Secretary's Note when paid in the following manner:

         (1) by payment of interest on such Obligations in accordance with the provisions thereof and of the Indenture;

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         (2) by any redemption of such Obligations in accordance with the provisions thereof and of the Indenture; or

         (3) when such Obligations have been Retired or Paid, other than by payment of the Guarantees;

         If such payment is made with moneys advanced or loaned to the Shipowner by the Secretary, such payment on the Obligations shall not, as to such amount, constitute payment of principal or interest on this Secretary's Note and the same shall not in any way be discharged as to such amount. In the event that the Secretary assumes the Shipowner's rights and duties under the Indenture and the Obligations and makes any payments, such payments shall not, as to such amounts, constitute payment of principal and interest on this Secretary's Note and the same shall not in any way discharge such amounts until such time as this Secretary's Note is paid in full or otherwise discharged in an appropriate proceeding in a court of competent jurisdiction as established by the final order of a court of last resort or the final order of an inferior court which is not appealed.

         The unpaid balance of the principal of this Secretary's Note and the interest hereon may be declared or may become immediately due and payable by declaration of the Secretary at any time after the Secretary (i) is required to pay the Guarantees pursuant to the terms of the Indenture and the Authorization Agreement or (ii) assumes pursuant to the terms of the Indenture, the Shipowner's rights and duties under the Indenture and the Obligations. Thereupon, the unpaid balance of the principal of and the interest on this Secretary's Note shall become due and payable, together with interest thereon at the rate set out in each of the Obligations plus one percent.


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         IN WITNESS THEREOF, the Shipowner has caused this Secretary's Note to be signed on this ___ day of February, 2000.

SHIPOWNER:                             PROJECT AMERICA SHIP I, INC.



(SEAL)                                 By /s/ Randall L. Talcott
                                          --------------------------
                                          Its Vice President - Finance


ATTEST:


By /s/ Jordan B. Allen
   -------------------------------
   Its Executive Vice President


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